Exhibit 99.1

Press Release

Source: BAXL Technologies Inc.

BAXL Holdings New Ticker is BXLH

Friday October 5, 7:30 am ET

BETHEL, Conn., Oct. 5 /PRNewswire-FirstCall/ -- BAXL Holdings Inc. announced today that it has obtained a new ticker symbol, "BXLH", on the OTC Bulletin Board (OTCBB), effective as of the open of business on October 5, 2007. BAXL's CUSIP number will be 05530B 10 3. The new symbol replaces the previous ticker symbol, "ALMN.OB" and was obtained as a result of the merger of Allmarine Consultants Corporation with BAXL Technologies Inc. and the name change of Allmarine to BAXL Holdings Inc.

BAXL Technologies, a leading technology solutions provider that enables the transmission of voice, data and video over existing wiring, will be BAXL Holdings' primary operating unit and will retain its primary business, board of directors, management, employees, and principal operations, as announced on September 4, 2007.

About BAXL Technologies Inc.

BAXL Technologies Inc. (OTC Bulletin Board: BXLH - News) is a solutions provider enabling the reliable delivery of wired and wireless broadband applications including voice, video and data, over any existing wiring. BAXL's Merlot Solution is easy to install and use, yet powerful enough to fully utilize all the benefits of present day and future broadband applications with guaranteed fixed bandwidth. The Merlot Solution allows the delivery of advanced applications including High Speed Internet Access (HSIA), Video on Demand (VOD), Voice over Internet Protocol (VoIP) and Video Security & Surveillance, without the added expense of wire upgrades, or the need for modems or local power. BAXL's customers include many of the world's leading hotels, as well as multiple tenant properties and is marketed and sold through Telecom, Cable, Satellite and Technology Providers. Founded in 1997, BAXL is headquartered in Bethel, Connecticut. For more information please visit http://www.baxl.net.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements include, without limitation, statements concerning the impact of the settlement agreement on our future business prospects and our ability to successfully complete the commercialization of our product. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include the risk that the settlement agreement will not produce the results we intend and all of the risks inherent in commercializing a new product (including technology risks, market risks, financial risks and implementation risks, as well as other risks and uncertainties affecting the Company, included in filings with the Securities and Exchange Commission, all of which are available at http://www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events, or otherwise.

    Contact:

    Allen & Caron                     BAXL Technologies

    (212) 691-8087                    (203) 730-1791

    Rudy Barrio (US Investors)        Gus Bottazzi, CEO

    r.barrio@allencaron.com           gus@baxl.net

    Brian Kennedy (US Media)          Mary Brandon, COO

    brian@allencaron.com              mary@baxl.net